EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 31st day of August, 2007, is between and among Gamma Pharmaceuticals Inc., a Delaware corporation (together with its successors or assigns as permitted under this Agreement, the “Company”), and Joseph Cunningham (the “Executive”).

The Company desires to employ the Executive and enter into an agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment.

In consideration of the mutual covenants and for other good and valuable consideration, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	DEFINITIONS

(a) “Base Salary” shall mean the salary provided for in Paragraph 4 below subject to such increases as may be made from time to time.

(b)	“Board” shall mean the Board of Directors of the Company.

(c) “Business Day” shall mean any day other than a weekend, a federal or state holiday or a vacation day for the Executive.

(d)	“Cause” shall mean,

the conviction of (not including any act as a result of pleading nolo contendere) or entry of judgment against the Executive by a civil or criminal court of competent jurisdiction of a felony, or any other offense or wrongdoing involving embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty;

the indictment of the Executive by a state or federal grand jury or the filing of a criminal complaint or information for a felony, or any other offense involving embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty, unless such indictment or filing is dismissed within one hundred eighty (180) days from the date of such indictment or filing. The Board may elect to suspend and extend the Term of Employment by such one hundred eighty (180) day period or the number of days actually taken by the Executive to dismiss such indictment or filing, whichever is less; provided that the Executive notifies the Company in writing that the Executive intends to contest in good faith such indictment or filing and pursues the dismissal of such indictment or filing with reasonable diligence. During such period of suspension, the

Executive may be relieved of duties, but shall be entitled to receive Base Salary;

the written confession by the Executive of embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty or acts constituting a felony;

the finding by a court of competent jurisdiction in a criminal or civil action or by the U.S. Securities and Exchange Commission or state blue sky agency in an administrative proceeding that the Executive has willfully violated any federal or state securities law;

the engagement by the Executive in willful and continued misconduct, or the Executive’s willful and continued failure to substantially perform the Executive’s obligations as a director of the Company or as an employee of the Company, if, in the sole discretion of the Company, such failure or misconduct is materially damaging or materially detrimental to the business, operations or reputation of the Company;

the use by the Executive of alcohol or any controlled substance to an extent that it interferes, in the sole discretion of the Board, on a continuing and material basis with the performance of the Executive’s duties under this Agreement;

the willful, unauthorized disclosure by the Executive of Confidential Information, as defined in Paragraph 14, concerning the Company or any of its subsidiaries, unless such disclosure was (A) believed in good faith by the Executive to be appropriate in the course of properly carrying out duties under this Agreement, or (B) required by an order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof) or any governmental or administrative agency; or

the performance of services by the Executive, other than in the course of properly carrying out the Executive’s duties under this Agreement and as otherwise provided herein, for any other corporation or person that competes with the Company while the Executive is employed by the Company.

(e) “Change in Control” shall mean the occurrence of any one of the following events:

any “person” (as that term is used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), other than an employee benefit plan of the Company, a trustee or other of their affiliates, Peter Cunningham, Joseph Cunningham or Hao Zhang becomes the “beneficial owner” (as defined in Rule 13d-3 under the

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Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at the election of directors; or

individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination or election was approved by a majority of the Board of Directors of the Company serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as if he or she were a member of the Incumbent Board; or

the merger, consolidation or sale of all or substantially all the assets of the Company occurs; or

a proxy statement is distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the Company’s securities are actually exchanged for or converted into cash or property or securities not issued by the Company.

(f)	“Common Stock” shall mean the common stock of the Company.

(g) “Consolidated EBITDA” shall mean the Company’s consolidated “Earnings (Losses) from Operations” plus Interest, Taxes, Depreciation and Amortization but excluding (i) the sale of any material asset not in the ordinary course of business, and (ii) any charge against earnings for stock options pursuant to Paragraph 6 below. Consolidated EBITDA shall be determined on the accrual basis of accounting in accordance with generally accepted accounting principles. Consolidated EBITDA for a calendar year shall be determined by the Company’s independent accountants based on audited financial statements. Consolidated EBITDA for a period of less than one year shall be determined by the Company’s independent accountants based on a written report setting forth the basis of the review.

(h)	“Constructive Termination Without Cause” shall mean that,

without the Executive’s prior written consent, one or more of the following events occurs:

the Executive is removed from the position of Chief Financial Officer (CFO) for any reason other than the termination of employment;

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the Executive suffers a material diminution in the authorities, duties or responsibilities normally associated with the foregoing position, including but not limited to an adverse change to Executive’s then position or title with the Company, or there are assigned to the Executive duties and responsibilities materially inconsistent with those normally associated with such positions;

the Executive’s Base Salary is decreased or Executive’s right to participate in the Variable Compensation Pool Plan described in Paragraph 5 is terminated by the affirmative act of the Company, or benefits under any material employee benefit plan or program of the Company is or are reduced by the affirmative act of the Company;

the Company fails to obtain a written agreement from any successors of the Company to assume and perform this Agreement;

If the Executive is a member of the Board, or is elected to the Board during the Term of Employment, a failure to re-elect to, or removal of the Executive from, the Board of Directors;

any other material breach by the Company of this Agreement; and

within 90 days of learning of the occurrence of such event (but in no event later than 180 days after the occurrence of such event), the Executive terminates the Executive’s employment with the Company.

(i)  “Disability” shall mean the Executive’s inability, for a period of twelve consecutive months, to render substantially the services provided for in Paragraph 3(a) below by reason of mental or physical disability, whether resulting from illness, accident or otherwise.

(j)  “Term of Employment” shall mean the initial 5 year period specified in Paragraph 2 below and if, but only if, automatically renewed as provided in Paragraph 2, shall include the period of such renewal.

2.	TERM OF EMPLOYMENT

(a) The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the position and with the duties and responsibilities as set forth in Paragraph 3 below for the Term of Employment, subject to the terms and conditions of this Agreement.

(b) The Executive’s Term of Employment under this Agreement shall commence on the date this Agreement is executed by the Executive in the year 2007 and shall,

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unless sooner terminated as provided in Paragraph 11, terminate at 11:59 p.m. (P.D.T.) on the same date in the year 2012; provided that the Term of Employment shall automatically renew for successive five-year periods unless (i) it has sooner terminated as provided in Paragraph 11 or (ii) either Party has notified the other in writing at least 60 days prior to the otherwise scheduled expiration of the Term of Employment that such Term of Employment shall not so renew.

3.	POSITION, DUTIES AND AUTHORITIES

(a)       During the Term of Employment, subject to supervision and in accordance with the policies and directives established by the Board, and subordinate to and working under the supervision of the Chief Executive Officer (CEO) of the Company, the Company shall employ Executive as the CFO of the Company, with the duties, responsibilities and authorities customarily associated with such positions. The Executive shall be entitled to no additional remuneration for serving as an officer of the Company.

(b)       The Executive is permitted to engage in charitable, community and business affairs, managing personal investments and serving as a member of boards of directors of industry associations or non-profit or for profit organizations and companies so long as such activities do not materially interfere, in the opinion and sole discretion of the CEO of the Company, with the Executive’s duties and responsibilities under the Agreement. Thereafter, not less often than on January 1 of each year, the Executive shall disclose in writing to the CEO of the Company any changes to the information with respect to involvement in such entities or organizations.

4.	BASE SALARY

During the Term of Employment, the Executive shall be paid by the Company a Base Salary payable no less frequently than in equal semi-monthly installments at an annualized rate of $150,000.00; subject to increase as may be determined by the Company within its sole discretion and as set forth below. Notwithstanding the foregoing, the Base Salary shall be increased each April 1 during the term hereof in an amount at least equal to the percentage increase in the Consumer Price Index - All Urban Areas (“CPI”) issued by the U.S. Department of Labor, Bureau of Labor Statistics, for the preceding calendar year.

5.	VARIABLE COMPENSATION

The Company shall pay the Executive variable compensation for each quarter of each calendar year during the Term of Employment in amounts determined in accordance with the terms and provisions of the Variable Compensation Pool Plan.

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6.	STOCK OPTIONS

The Executive shall be entitled to participate in any stock option program of the Company now or hereafter established for the Company’s senior executives in accordance with the terms and provisions of such program.

7.	STOCK GRANTS

The Executive shall be entitled to participate in any stock compensation program of the Company now or hereafter established for the Company’s senior executives in accordance with the terms and provisions of such program.

8.	EMPLOYEE BENEFIT PROGRAMS

(a)       During the Term of Employment, the Executive and his or her dependents shall be entitled to participate in, at the Company’s expense, whatever employee benefit plans the Company opts to obtain, such as medical, surgical, hospitalization, dental and visual insurance coverage, in accordance with the terms and provisions of such plans. The Company will pay all expenses for these insurance program(s) or plan(s). Following the termination of this Agreement for any reason, the Company will continue to provide to the Executive, at the Company’s expense, medical, surgical, hospitalization, dental and visual insurance coverage with substantially the same benefit levels, deductibles and out of pocket maximums as in the insurance program(s) or plan(s) in place on the date of the termination of this Agreement, for the Executive’s lifetime, the lifetime of the Executive’s spouse, or until the Executive’s children (if any) reach the age of 25 or graduate from a four year college or university, whichever occurs later.

(b)       During the Term of Employment, the Executive shall also be provided with long-term disability insurance which shall provide the Executive with an annual benefit of no less than 66 2/3 percent of Base Salary continued until age 65 or until the Executive dies or is no longer disabled, if sooner. To the extent available, the Executive shall be provided an opportunity to purchase additional long-term disability insurance, at the Executive’s own expense. To the extent possible, the amount of long-term disability insurance described in the first two sentences of this Paragraph 8(b) shall be provided by an individual policy that gives the Executive the right to assume the policy in the event of the termination of this Agreement for any reason, provided that the amount of such insurance to be so provided shall be offset by any long-term disability insurance coverage provided to the Executive under the Company’s employee long-term disability insurance programs described in Paragraph 8(d) below.

(c)       During the Term of Employment the Company shall provide the Executive with life insurance coverage in an amount equal to $1,000,000.00. To the extent available, the Executive shall be provided an opportunity to purchase additional life insurance, at the Executive’s own expense. To the extent possible, the amount of life

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insurance described in the first two sentences of this Paragraph 8(c) shall be provided by an individual policy that gives the Executive the right to assume the policy in the event of termination of employment, provided that the amount of such insurance to be so provided shall be offset by any life insurance coverage provided to the Executive under the Company’s employee group life insurance programs described in Paragraph 8(d) below.

(d)       During the Term of Employment, the Executive shall be entitled to participate in all employee incentive and benefit programs of the Company now or hereafter made available to the Company’s senior executives or salaried employees generally, as such programs may be in effect from time-to-time, including, without limitation, pension and other retirement plans, profit-sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, holidays and up to eight weeks annually of vacations.

(e)       During the Term of Employment, the Executive shall be entitled to four (4) weeks paid vacation per calendar year. Any unused vacation weeks attributable to a particular calendar year shall carry over to subsequent calendar years.

(f)        The Company shall during the Term of Employment keep in force errors and omissions liability insurance for officers and directors in amounts determined appropriate by the Board.

9.	RELOCATION EXPENSE, BUSINESS EXPENSE REIMBURSEMENT, AND PERQUISITES

(a)       During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company of any of the Executive’s relocation costs incurred by the Executive due to a Company action.

(b)       During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company, upon submission of adequate documentation, for all reasonable out-of-pocket expenses incurred by the Executive in performing services under this Agreement.

(c)       During the Term of Employment, the Executive shall be entitled to the use of an automobile and reimbursement for all operating expenses associated therewith, including, without limitation, collision and liability insurance. The Executive shall have the right to choose the automobile; provided, however, the retail value of the first automobile that the Executive shall be entitled to use excluding sales taxes and licensing fees, shall not exceed $50,000.00. The Executive shall be entitled to the use of subsequent automobiles, and reimbursement for all operating expenses associated therewith, including, without limitation, collision and liability insurance, every two years, calculated from the date of the previous automobile purchase. The retail value of any subsequent automobiles shall be determined by the Board prior to the time Executive purchases said subsequent automobiles, but in no event shall the value be less than the

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value of the Executive’s previous automobile purchased pursuant to this Paragraph 9(c).

(d)       During the Term of Employment, the Executive shall be entitled to a continuing education allowance for use by the Executive for continuing education at the Executive’s discretion, as approved by the BOD on a Fiscal Year basis. Requests should be received and approved by January 31 of the preceding fiscal year..

(e)       During the Term of Employment, the Company will provide the Employee with memberships in the following clubs at the following current amounts, and will pay said clubs’ membership renewal fees. In addition the Company shall reimburse Employee for any such fees paid by Employee while employed by the Company prior to the effective date of this Agreement.

(f)       During the Term of Employment or until otherwise mutually agreed to by the Executive and the Board, the Executive and the Company agree that Executive’s principal place of work is at this time identified as the Las Vegas metropolitan area. During the Term of Employment, the Company will provide the Executive with an allowance of up to a total amount of $4,000.00 per month for rent or mortgage payment, and reasonable household expenses.

(g)      To the extent that any of the reimbursements or perquisites described in this Paragraph 9 constitute taxable income to the Executive, the Company shall “gross up” the amount of such reimbursements and perquisites to the extent necessary to cover any and all applicable federal, state and local taxes payable by the Executive with respect to such reimbursements and perquisites.

10.	DEFERRED COMPENSATION

The Executive shall be entitled to participate in any deferred compensation program of the Company now or hereafter established for the Company’s senior executives in accordance with the terms and provisions of such program.

11.	TERMINATION OF EMPLOYMENT

(a)       Termination Due to Death or Disability. In the event of the cessation of the Executive’s employment under this Agreement due to death or Disability, the Executive or the Executive’s legal representatives, as the case may be, shall be entitled, in addition to any benefit or compensation detailed within this Agreement, to the following:

(A) in the case of death, continued Base Salary at the rate in effect at the time of death for a period of 6 months following the month in which such cessation of employment due to death occurs, or (B) in the case of Disability, the disability benefit available under and only to the extent of insurance maintained as provided in Paragraph 8(b) above;

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any performance or other bonus earned for a fiscal period already completed but not yet paid;

a pro rata performance bonus for the year in which employment ceases due to death or Disability based on performance in relation to the Consolidated EBITDA targets, or revenue targets if the Consolidated EBITDA for the prior calendar year did not exceed $15 Million, for the period ending with the end of the month immediately prior to the cessation of his employment, which shall be paid no later than March 15 of the year following the year in which employment ceases;

reimbursement for expenses incurred but not yet reimbursed by the Company;

any deferred compensation, in accordance with the terms and provisions of the applicable program;

any variable compensation, Variable Compensation Pool Plan; and

any other compensation and benefits to which the Executive or legal representatives may be entitled under applicable plans, programs and agreements of the Company, including, without limitation, life insurance as provided in Paragraph 8(c) above.

(b)       Termination by the Company for Cause. At any time after learning of an event constituting Cause, the Company may elect to give the Executive written notice of its intention to terminate this Agreement for Cause, specifying in such notice the event forming the basis for Cause. Subject only to the following sentence, termination shall be effective immediately upon delivery of notice hereunder. If the written notice is of an event constituting Cause under Paragraph 1(d)(i) or 1(d)(viii), and if the event is capable of being cured, the Company shall allow the Executive to have thirty (30) Business Days following actual receipt of the notice of termination in which to cure, so long as the Executive advises the Company in writing within 48 hours of receiving the notice of termination of the Executive’s intention to attempt cure. In the event the this Agreement is terminated by the Company for Cause, the Executive shall be entitled, in addition to any benefit or compensation detailed within this Agreement, to the following:

(i)        Base Salary at the rate in effect at the time of termination through the date of termination of employment;

any performance or other bonus earned for a fiscal period already completed but not yet paid;

reimbursement for expenses incurred but not yet reimbursed by the Company;

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any deferred compensation, in accordance with the terms and provisions of the applicable program;

any variable compensation, in accordance with the terms and provisions of the Variable Compensation Pool Plan; and

any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

The Executive’s entitlement to the foregoing shall be without prejudice to the right of the Company to claim or sue for any damages or other legal or equitable, remedy to which the Company may be entitled as a result of such Cause; provided, however, that offset shall not be available to the Company in any event.

(c)       Termination Without Cause or Constructive Termination Without Cause. In the event the Executive’s employment is terminated by the Company without Cause (which shall include a termination by the Company for any reason other than pursuant to Paragraph 10(a)) or in the event of a Constructive Termination Without Cause, the Executive shall be entitled, in addition to any benefit or compensation detailed within this Agreement, to those items described in the subparagraphs (i) through (vi) below. Termination Without Cause shall be effective immediately, unless a later date is stated, upon delivery of a written notice of such termination from the Company to the Executive. In the event the Executive elects to resign based upon a Constructive Termination Without Cause, the Executive shall give written notice thereof to the Company and state therein the effective date of such resignation which shall not be later than days from the date of the written notice.

(i)        an amount equal to two (2) years of Base Salary (the “Base Salary Termination Payment”). The Base Salary Termination Payment shall be paid in a lump-sum payment within ten (10) Business Days following termination of the Executive’s employment;

any performance or other bonus earned for a fiscal period already completed but not yet paid;

reimbursement for expenses incurred but not yet reimbursed by the Company;

any deferred compensation, in accordance with the terms and provisions of the applicable program;

any variable compensation, in accordance with the terms and provisions of the Variable Compensation Pool Plan; and

any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

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(d)       Voluntary Termination. A “Voluntary Termination” shall mean a termination of employment by the Executive on the Executive’s own initiative other than a termination under Paragraph 11(b) or 11(c). In the event of a Voluntary Termination, the Executive shall be entitled, in addition to any benefit or compensation detailed within this Agreement, to:

(i)        Base Salary at the rate in effect at the time of termination through the date of termination of employment;

any performance or other bonus earned for a fiscal period already completed but not yet paid;

reimbursement for expenses incurred but not yet reimbursed by the Company;

any deferred compensation, in accordance with the terms and provisions of the applicable program;

any variable compensation, in accordance with the terms and provisions of the Variable Compensation Pool Plan; and

any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

A Voluntary Termination shall not, solely due to a Voluntary Termination, be deemed a breach of this Agreement and shall be effective upon the expiration of 60 days after written notice is delivered to the Company, unless another period of time is agreed to in writing by the Parties.

(e)       No Mitigation; No Offset. In the event of any termination of this Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

(f)        Nature of Payments. Any amounts due the Executive under this Agreement in the event of any termination of this Agreement are in the nature of severance payments, or liquidated damages which contemplate both direct damages and consequential damages that the Executive may suffer as a result of the termination of employment, or both, and are not in the nature of a penalty.

(g) Legal Opinion for the sale of Shares. The company is required to provide a legal opinion on the sale of shares for employee within 10 days of Termination

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12.	CHANGE IN CONTROL; BUY-OUT OPTION

(a)       Buyout Termination. The Company shall give the Executive at least ninety (90) calendar days’ notice of any pending Change in Control. Within thirty (30) calendar days of receiving notice of a pending Change in Control, the Executive shall have the option, in his or her sole and absolute discretion, to terminate this Agreement by delivering written notice to the Company (“Buy-Out Termination”). A Buy-Out Termination pursuant to this Section 12 shall be effective upon the consummation, or closing, of the transaction(s) that will result in the Change in Control.

(b)       Buyout Payment. Upon a Buyout Termination pursuant to this Section 12, the Executive shall be entitled to:

(i)        a lump sum payment equal to the Base Salary due to the Executive for the remainder of the Term of Employment or $500,000.00, whichever is larger, which shall be paid within ten (10) business days of the effective date of the Buy-Out Termination;

(ii)       any performance or other bonus earned for a fiscal period already completed but not yet paid;

(iii)      reimbursement for expenses incurred but not yet reimbursed by the Company;

(iv)      any deferred compensation, in accordance with the terms and provisions of the applicable program;

(v)       any variable compensation, in accordance with the terms and provisions of the Variable Compensation Pool Plan; and

(vi)      any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

(g) Legal Opinion for the sale of Shares. The company is required to provide a legal opinion on the sale of shares for employee within 10 days of Change of Control

13.	COVENANT NOT TO COMPETE AND COVENANT NOT TO SOLICIT

(a)       In the event of a Voluntary Termination under Paragraph 11(d) above or a Termination Without Cause or a Constructive Termination Without Cause under Paragraph 11(c) above, or a Buy-Out Termination under Paragraph 12 above, the Executive shall not, for the remaining Term of Employment or 12 months, whichever is shorter, engage in competition with the Company. For purposes of this Paragraph 13, the Executive shall be engaging in competition with the Company if the Executive engages in the nutritional supplement, personal care or OTC pharmaceutical business in Clark County, Nevada or within fifty (50) miles of or any other location in which the

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Company is engaging in the nutritional supplement, personal care or OTC pharmaceutical business at the time of the termination of the Executive’s employment, whether as an employee, executive, partner, principal, agent, representative, stockholder or consultant (other than as a holder of not more than a 10% equity interest) or in any other corporate or representative capacity, so long as the Company is engaged in the nutritional supplement, personal care or OTC pharmaceutical business in the location in question.

(b)       In the event of a Voluntary Termination under Paragraph 11(d) above or a Termination Without Cause or a Constructive Termination Without Cause under Paragraph 11(c) above, or a Buy-Out Termination under Paragraph 12 above, the Executive shall not, for the remaining Term of Employment or 12 months, whichever is shorter, directly or indirectly solicit or in any manner encourage employees of the Company to leave the employ of the Company. The foregoing prohibition applies only to employees with whom the Executive had “material contact” pursuant to the Executive’s duties during the period of 12 months immediately preceding the termination of the Executive’s employment with the Company. “Material contact,” as defined herein, means interaction between the Executive were directly handled, coordinated or supervised by the Executive.

(c)       The Executive agrees that the restrictions set forth in Paragraphs 13 and 14 are reasonable and necessary to protect the goodwill of the Company. If any of the covenants set forth herein are deemed to be invalid or unenforceable based upon the duration or otherwise, the Parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law. In the event of a breach or threatened breach by the Executive of the provisions set forth in Paragraphs 13 or 14, the Executive acknowledges that the Company will be irreparably harmed and that monetary damages shall be an insufficient remedy to the Company. Therefore, the Executive consents to enforcement of this Paragraph by means of temporary or permanent injunction and other appropriate equitable relief in any competent court, in addition to any other remedies the employer may have under this Agreement or otherwise.

14.	COVENANTS TO PROTECT CONFIDENTIAL INFORMATION

The Executive shall not, during the Term of Employment or anytime thereafter, without prior written consent of the Company, divulge, publish or otherwise disclose to any other person any Confidential Information regarding the Company except in the course of carrying out the Executive’s responsibilities on behalf of the Company (e.g., providing information to the Company’s attorneys, accountants, bankers, etc.) or if required to do so pursuant to the order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof and any litigation or dispute resolution method against the Company related to or arising out of this Agreement) or any governmental or administrative agency. For this purpose, Confidential Information shall include, but is not limited to, the Company’s financial, real estate, marketing and promotional plans and strategies, customer lists and customer data bases. Confidential Information does

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not include information that is generally available to the public other than through a breach of this Agreement on the part of the Executive.

15.	INTELLECTUAL PROPERTY

(a)       The Company has hired the Executive to work full time so that anything the Executive produces during the Term of Employment is the property of the Company. Any writing, invention, design, system, process, development or discovery conceived, developed, created or made by the Executive, alone or with others, during the period of the Executive’s employment hereunder and applicable to the business of the Company, whether or not patentable, registrable, or copyrightable shall become the sole and exclusive property of the Company.

(b)       The Executive shall disclose the same promptly and completely to the Company and shall, during the period of the Executive’s employment hereunder and at any time and from time to time hereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing such applications for and procuring patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding, in order to obtain, maintain and protect the Company’s right therein and thereto.

16.	COMPANY PROPERTY

All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s business which the Executive shall prepare or receive from the Company shall remain the Company’s sole and exclusive property. Upon the expiration or termination of this Agreement, the Executive shall promptly return to the Company all property of the Company in the Executive’s possession. Upon the expiration or termination of this Agreement, the Executive further represents that the Executive will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. The Executive additionally represents that, upon the termination of this Agreement, the Executive will not retain in the Executive’s possession any such software, documents or other materials. Notwithstanding the foregoing, the Executive may retain the Executive’s rolodex and similar address and telephone directories.

17.	INDEMNIFICATION

(a)       The Company shall indemnify the Executive to the fullest extent permitted by Nevada law in effect as of the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, excise taxes and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this Paragraph 17, a “Proceeding”

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shall mean any action, suit or proceeding by reason of the fact that the Executive is or was an officer, director or employee, trustee or agent of any other entity at the request of the Company. The indemnification allowed by this Section does not include suits initiated by the Executive against the Company.

(b)       The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an agreement by the Executive to repay the amount of such advance if it is determined by a court of competent jurisdiction that the Executive is not entitled to be indemnified by the Company against such costs and expenses.

(c) The Executive shall not be entitled to indemnification under this Paragraph 17 unless the Executive meets the standard of conduct specified in the Nevada Revised Statutes. Actions that fail to meet the aforementioned standard of conduct shall include, but are not limited to, the failure to act in good faith, failure to act in the best interests of the Company, breach of the duty of loyalty, misappropriation of business opportunities, violation of the provisions of the articles of incorporation or the bylaws of the Company, violation of state or federal securities laws and violation of criminal law. Notwithstanding the foregoing, to the extent permitted by law neither Nevada Revised Statutes 78.751(3) nor any similar provision shall apply to indemnification under this Paragraph 17, so that if the Executive in fact meets the applicable standard of conduct, the Executive shall be entitled to such indemnification whether or not the Company (whether by the board of directors, the stockholders, independent legal counsel, or other party) determines that indemnification is proper because the Executive has met such applicable standard of conduct. Neither the failure of the Company to have made such a determination prior to the commencement by the Executive of any suit or arbitration proceeding seeking indemnification, nor a determination by the Company that the Executive has not met such applicable standard of conduct shall create a presumption that the Executive has not met the applicable standard of conduct.

(d) The Company shall not settle any Proceeding or claim in any manner which would impose on the Executive any penalty or limitation without the Executive’s prior written consent. Neither the Company nor the Executive will unreasonably withhold its or the Executive’s consent to any proposed settlement.

18.	ASSIGNABILITY; BINDING NATURE

(a)       This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Company under the Agreement may be assigned or transferred by the Executive or the Company except that (a) such rights or obligations of the Company may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes

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the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law, and (b) such obligations of the Company may be transferred by the Executive by will or pursuant to the laws of descent or distribution. The Company shall take all reasonable legal action necessary to effect such assignment and assumption of the Company’s liabilities, obligations and duties under this Agreement in circumstances described in clause (a) of the preceding sentence.

(b)       Executive understands that his employment, or continued employment, is consideration for the Non-Competition, Non-Disclosure and Non-Solicitation Covenants contained herein in Sections 13 and 14 of this Agreement. Executive also understands and agrees that in consideration of the payment of ONE HUNDRED DOLLARS ($100.00), which Executive has received upon execution of this Agreement, the Non-Competition Covenants in Sections 13 and 14 of this Agreement shall be assignable by Company as set forth herein. Further, it is understood that the Executive may not assign any rights or delegate any duties under this Agreement.

19.	REPRESENTATION

The Company and the Executive respectively represent and warrant to each other that each respectively is fully authorized and empowered to enter into this Agreement and that their entering into this Agreement and the performance of their respective obligations under this Agreement will not violate any agreement between the Company or the Executive respectively and any other person, firm or organization or any law or governmental regulation.

20.	SEVERABILITY

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then the Parties agree that it shall not be enforceable in that jurisdiction only.

21.	SURVIVORSHIP

The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflict of laws.

Executive Employment Agreement — 16

23.	SETTLEMENT OF DISPUTES

Except for any disputes regarding the interpretation of, arising out of, or related to this Agreement or the Executive’s employment shall be resolved by binding arbitration to be held in Nevada in accordance with the rules and procedures for employment disputes of the American Arbitration Association. The prevailing party in such proceeding shall be entitled to recover the costs of the arbitration from the other party, including, without limitation, reasonable attorneys’ fees. However, nothing herein shall preclude or prohibit the Company or the Executive from seeking or obtaining injunctive relief in court.

24.	Notices

Any notice given to either party shall be in writing and, except as provided in the third sentence of Paragraph 11(b) above, shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	_______________________________ _______________________________ _______________________________ _______________________________ _______________________________

with a copy to:	_______________________________ _______________________________ _______________________________ _______________________________ _______________________________

If to the Executive:	_______________________________ _______________________________ _______________________________ _______________________________ _______________________________
25.	GENERAL RELEASE.

NO PAYMENTS OR BENEFITS PAYABLE TO THE EXECUTIVE UPON THE TERMINATION OF HIS EMPLOYMENT PURSUANT TO SECTIONS 11 (EXCLUDING SECTION 11 D.) OR 12 OF THIS AGREEMENT SHALL BE MADE TO THE EXECUTIVE UNLESS AND UNTIL HE EXECUTES A GENERAL RELEASE

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substantially in the form attached hereto as Exhibit “A”.

26.	Amendment or Waiver

This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

26.	Entire Agreement

This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties.

Employee:	Gamma Pharmaceuticals, Inc.
/s/Joseph Cunningham	/s/Peter Cunningham

Date September 20, 2007	Date 9/30/07

________________________

WITNESS/NOTARY

Executive Employment Agreement — 18